Exhibit 99.1

For Immediate Release
Contact: Thomas F. Hoffman
(412) 831-4060

CONSOL Energy Special Committee Completes Investigation;

Investigation Reaffirms Integrity of Management

PITTSBURGH (January 20, 2004) – The following statement was released today by the CONSOL Energy Inc. (NYSE:CNX) Board of Directors:

CONSOL Energy Inc. announced today that a Special Committee of its Board of Directors has completed its previously announced investigation and delivered its report to the Board on the allegations made in an anonymous letter received by CONSOL last October. During the course of its investigation, the Special Committee expanded the matters under review to include allegations made in other anonymous letters received after the investigation commenced. The Special Committee’s report, supported by the signed report of its independent counsel, states that the Committee “found no evidence of fraud or malfeasance with respect to any of the matters reviewed.” In addition, the Committee found “no evidence to suggest that CONSOL’s publicly issued financial statements were incorrect with respect to any of the matters reviewed.”

In October 2003, the Board of Directors formed the Special Committee to conduct an inquiry into the validity of claims in an anonymous letter addressed to the Securities and Exchange Commission. The Special Committee was composed of Directors Patricia A. Hammick, who served as its Chair, and James E. Altmeyer. The Special Committee, with the assistance of its independent counsel Kirkpatrick & Lockhart LLP, conducted an investigation that took place over the span of 14 weeks, and consisted of a review of over 170,000 pages of documents and the interview of 60 CONSOL employees, officers, directors and other parties.

The Special Committee’s report also addressed ancillary matters which came to its attention as a result of the investigation. The report placed particular emphasis on CONSOL’s need to adopt best practices with respect to corporate governance and earnings guidance. In that regard, the Board today established a Nominating and Corporate Governance Committee, to be chaired by Ms. Hammick, to solidify the Board’s commitment to the best practices of corporate governance now and in the future.

“This report reaffirms the integrity of our management team,” John Whitmire, Chairman of CONSOL Energy Inc., stated. “We now look forward to concluding our pending securities filings and turning our attention to the implementation of the various recommendations made by the Special Committee.”

Brett Harvey, President and Chief Executive Officer of CONSOL Energy Inc., said: “The full management team welcomes the continued support of the Board and looks forward to working with the Board and our new Nominating and Corporate Governance Committee in moving CONSOL Energy forward as a leader in corporate governance practices. We will also be undertaking a review of our earnings guidance practices in the near term. With respect to our pending registration statements and other securities filings, we will be working with the SEC and our independent accountants to identify the next steps to be taken in regard to those filings so that they may proceed.”

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 19 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 135 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholders’ equity and recent changes in our credit ratings; results of an internal investigation in response to an anonymous letter recently received; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; deterioration of our operating results in recent periods; our ability to comply with restrictions imposed by our senior credit facility; the success or failure of CONSOL Energy’s efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy’s competitors and CONSOL Energy’s ability to respond to such actions; recent declines in the creditworthiness of our customer base; risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy’s ability to sell coal and gas; management’s ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy’s ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy; and the effects of recent sales of our common stock on the market price of our common stock.

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